Exhibit 99.1

MARKWINS INTERNATIONAL CORPORATION CLOSES ACQUISITION OF PHYSICIANS FORMULA HOLDINGS, INC.

CITY OF INDUSTRY, CA and AZUSA, CA — December 12, 2012 — Markwins International Corporation (“Markwins” or the “Company”) announced today that it has acquired all of the outstanding securities of Physicians Formula Holdings, Inc. (Nasdaq: FACE) (“Physicians Formula”) for $75.0 million or $4.90 per share in cash. Physicians Formula stockholders also received a special 3 1/2 cent per share dividend as part of the transaction. The $4.90 per share price represents a premium of approximately 33% to Physicians Formula’s closing stock price on August 14, 2012 (the trading day prior to the announcement that Physicians Formula entered into a merger agreement with affiliates of Swander Pace Capital) and a premium of approximately 40% to Physicians Formula’s one-month volume-weighted average price as of that same date.

The acquisition of Physicians Formula represents a major step towards Markwins’ strategy to add an up-market brand in the “masstige” cosmetics space to its existing dominant entry point wet n wild® brand, and become the next major global innovator of beauty products.  This is Markwins’ second acquisition following its acquisition of AM Cosmetics in 2003.

Eric Chen, CEO of Markwins, stated, “Markwins’ mission is to bring the best beauty products within a brandscape that most appeals to our customers and consumers on a global spectrum. Our company’s diversified vertical integration model enables us to achieve this objective in the most efficient parameter. The addition of Physicians Formula will broaden Markwins’ scope and service more beauty constituents around the world. The rich heritage and constant innovation from Physicians Formula elevates Markwins’ portfolio and reinforces our longstanding pursuit in providing progressive products with a consumer-centric marketing strategy.”

Ingrid Jackel, Chairwoman and CEO of Physicians Formula, commented, “We are excited to be joining forces with Markwins International Corporation as this merger brings together two non-competing, complementary brands in the same channel under one larger umbrella. We look forward to continue to grow and expand the Physicians Formula brand globally with the support of our new parent company.”

Ms. Jackel will become an executive of Markwins and will, along with the rest of her management team, continue overseeing Physicians Formula under Markwins’ ownership.

Senior debt financing for the transaction was provided by Cathay Bank.

Blackstone Advisory Partners L.P. served as exclusive financial advisor to the Special Committee of the Board of Directors of Physicians Formula and Sheppard Mullin Richter & Hampton LLP served as legal advisor to Physicians Formula in connection with the transaction.

The Spartan Group LLC and Buchalter Nemer, a professional corporation, served as financial and legal advisor, respectively, to Markwins.

ABOUT MARKWINS INTERNATIONAL CORPORATION

Based in City of Industry, California, Markwins International Corporation is a global leader in color cosmetics, cosmetic accessories and beauty collections. Founded by CEO Eric Chen nearly 30 years ago, the privately-held company is recognized as a top 20 purveyor in the global cosmetic industry. With over 3,000 employees, Markwins brands cater to and reach consumers of all ages, ethnicities and skin tones. The Markwins brand portfolio includes wet n wild®, The Color Workshop®, Black Radiance®, The Color Institute® and POP® amongst many others. As of September 2012, Markwins brands can be found in over 42,000 retail outlets including Department, Specialty, Mass, Drug and Food stores, and are available in more than 60 countries, spanning 6 continents.  For more information, visit Markwins’ website at www.markwins.com.

ABOUT PHYSICIANS FORMULA HOLDINGS, INC.

Physicians Formula is an innovative cosmetics and skin care company operating in the mass market prestige, or “masstige,” market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in over 25,000 stores including those operated by Wal-Mart, Target, CVS and Rite Aid.  For more information, visit Physicians Formula’s website at www.physiciansformula.com.